AMENDED AND RESTATED BYLAWS
OF
STATE STREET MASTER FUNDS

ARTICLE 1
Agreement and Declaration of Trust and Principal Office

1.1 Agreement and Declaration of Trust. These Bylaws shall be subject to the Agreement and Declaration of Trust, as from time to time in effect (the “Declaration of Trust”), of State Street Master Funds, the Massachusetts business trust established by the Declaration of Trust (the “Trust”).

1.2 Principal Office of the Trust. The Trust may have one or more principal offices within or outside of The Commonwealth of Massachusetts as the Trustees may determine or as they may authorize.

ARTICLE 2
Meetings of Trustees

2.1 Regular Meetings. Regular meetings of the Trustees may be held without call or notice at such places and at such times as the Trustees may from time to time determine, provided that notice of the first regular meeting following any such determination shall be given to absent Trustees.

2.2 Special Meetings. Special meetings of the Trustees may be held at any time and at any place designated in the call of the meeting when called by the Chairperson or Co-Chairpersons of the Trustees, the President or the Treasurer or by two or more Trustees, sufficient notice thereof being given to each Trustee by the Secretary or an Assistant Secretary or by the officer or the Trustees calling the meeting.

2.3 Notice of Special Meetings. It shall be sufficient notice to a Trustee of a special meeting to send notice (a) by mail at least three days before the meeting; (b) by courier at least forty-eight hours before the meeting; (c) by e-mail, telegram, telex or telecopy or other electronic facsimile transmission method at least twenty-four hours before the meeting, in each case addressed to the Trustee at his or her usual or last known business or residence address; or (d) to give notice to him or her in person or by telephone at least twenty-four hours before the meeting. Notice of a meeting need not be given to any Trustee if a written waiver of notice, executed by him or her, before or after the meeting, is filed with the records of the meeting, or to any Trustee who attends the meeting without protesting prior thereto or at its commencement the lack of notice to him or her. Neither notice of a meeting nor a waiver of a notice need specify the purposes of the meeting.

2.4 Quorum. At any meeting of the Trustees a majority of the Trustees then in office shall constitute a quorum. Any meeting may be adjourned from time to time by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice.

2.5 Notice of Certain Actions by Consent. If in accordance with the provisions of the Declaration of Trust any action is taken by the Trustees by a written consent of less than all of the Trustees, then prompt notice of any such action shall be furnished to each Trustee who did not execute such written consent, provided that the effectiveness of such action shall not be impaired by any delay or failure to furnish such notice.

2.6 Telephone Meeting. Except as otherwise provided in the Declaration of Trust or from time to time in the Bylaws, any action to be taken by the Trustees may be taken at a meeting by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other at the same time and participation by such means shall constitute presence in person at a meeting.

ARTICLE 3
Officers

3.1 Enumeration; Qualification. The officers of the Trust shall be a President, a Treasurer, a Secretary, a Chief Compliance Officer and such other officers, if any, as the Trustees from time to time may in their discretion elect. The Trust may also have such agents as the Trustees from time to time may in their discretion appoint. In addition, there shall be a Chairperson or Co-Chairpersons of the Trustees. A Chairperson or Co-Chairperson shall not be deemed to be an officer of the Trust. The Chairperson or Co-Chairpersons of the Trustees shall be a Trustee and may but need not be a shareholder; and any officer of the Trust may but need not be a Trustee or a shareholder. Any two or more offices may be held by the same person. A Trustee may but need not be a shareholder.

3.2 Election. The Chairperson or Co-Chairpersons of the Trustees, the President, the Treasurer, the Secretary and the Chief Compliance Officer shall be elected by the Trustees upon the occurrence of any vacancy in any such office. Other officers, if any, may be elected or appointed by the Trustees at any time. Vacancies in any office may be filled at any time.

3.3 Tenure. The Chairperson or Co-Chairpersons of the Trustees, the President, the Treasurer, the Secretary and the Chief Compliance Officer shall hold office in each case until he or she dies, resigns, is removed or becomes disqualified. Each other officer shall hold office and each agent shall retain authority at the pleasure of the Trustees.

3.4 Powers. Subject to the other provisions of these Bylaws, each officer shall have, in addition to the duties and powers herein and in the Declaration of Trust set forth, such duties and powers as are commonly incident to the office occupied by him or her as if the Trust were organized as a Massachusetts business corporation and such other duties and powers as the Trustees may from time to time designate.

3.5 Chairperson or Co-Chairpersons. Unless the Trustees otherwise provide, the Chairperson or Co-Chairpersons of the Trustees or, if there is none or in the absence of a Chairperson of the Trustees, the President shall preside at all meetings of the shareholders and of the Trustees. The Chairperson or Co-Chairpersons of the Trustees shall have such other duties and powers relating to the operations of the Trustees as the Trustees may from time to time designate, but shall have no individual authority to act for the Trust as an officer of the Trust. At any time when there are Co-Chairpersons in office, the Co-Chairpersons shall act jointly or as they may otherwise agree; provided, however, that in the absence of any Co-Chairperson from a meeting of the Board of Trustees or shareholders, any other Co-Chairperson or Co-Chairpersons (if more than one) in attendance shall preside.

3.6 President. Unless the Trustees otherwise provide, the President shall be the principal executive officer of the Trust.

3.7 Treasurer. The Treasurer shall be the chief financial officer, principal accounting officer and principal financial officer of the Trust.  He/She shall keep or cause to be kept full and accurate accounts of receipts and disbursements in books belonging to the Trust, and he/she shall render to the Trustees and the President, whenever any of them require it, an account of his/her transactions as Treasurer and of the financial condition of the Trust; and he/she shall perform such other duties and have such other powers as the Trustees, or the President may from time to time prescribe.

3.7.1 Deputy Treasurer.  The Deputy Treasurer, or, if there shall be more than one, the Deputy Treasurers as determined by the Trustees, President or Treasurer, shall, in the absence or disability of the Treasurer or at the direction of the Treasurer, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Trustees, or the President, may from time to time prescribe.

3.7.2 Assistant Treasurer. The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers shall perform certain duties of the Treasurer which  the Trustees, President, Treasurer or Deputy Treasurer, may from time to time prescribe, including, but not limited to, acting as an authorized signer of the Trust.

3.8 Secretary. The Secretary shall record all proceedings of the shareholders and the Trustees in books to be kept therefor, which books or a copy thereof shall be kept at the principal office of the Trust. In the absence of the Secretary from any meeting of the shareholders or Trustees, an Assistant Secretary, or if there be none or if he or she is absent, a temporary Secretary chosen at such meeting shall record the proceedings thereof in the aforesaid books.

3.9 Resignations and Removals. Any Trustee or officer may resign at any time by written instrument signed by him or her and delivered to the Chairperson or Co-Chairpersons of the Trustees, the President or the Secretary or to a meeting of the Trustees. Such resignation shall be effective upon receipt unless specified to be effective at some other time. The Trustees may remove any officer elected by them with or without cause. Except to the extent expressly provided in a written agreement with the Trust, no Trustee or officer resigning and no officer removed shall have any right to any compensation for any period following his or her resignation or removal, or any right to damages on account of such removal.

ARTICLE 4
Committees

4.1 Quorum; Voting. Except as specifically provided in the resolutions constituting a Committee of the Trustees or a Charter providing for the conduct of its meetings, a majority of the members of any Committee of the Trustees shall constitute a quorum for the transaction of business, and any action of such a Committee may be taken at a meeting by a vote of a majority of the members present (a quorum being present) or evidenced by one or more writings, including writings submitted electronically, signed by such a majority. Members of a Committee may participate in a meeting of such Committee by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other at the same time and participation by such means shall constitute presence in person at a meeting.

ARTICLE 5
Reports

5.1 General. The Trustees and officers shall render reports at the time and in the manner required by the Declaration of Trust or any applicable law. Officers and Committees shall render such additional reports as they may deem desirable or as may from time to time be required by the Trustees.

ARTICLE 6
Fiscal Year

6.1 General. The fiscal year of each series of the Trust shall be the taxable year of such series of the Trust, unless fixed otherwise by the Board of Trustees.

ARTICLE 7
Seal

7.1 General. The seal of the Trust, subject to alteration by the Trustees, shall consist of a flat-faced die with the word “Massachusetts”, together with the name of the Trust and the year of its organization cut or engraved thereon but, unless otherwise required by the Trustees, the seal shall not be necessary to be placed on and its absence shall not impair the validity of, any document, instrument or other paper executed and delivered by or on behalf of the Trust.

ARTICLE 8
Execution of Papers

8.1 General. Except as the Trustees may generally or in particular cases authorize the execution thereof in some other manner, all deeds, leases, contracts, notes, checks, transfers, bonds, drafts and other obligations made by the Trust shall be signed by the President, a Vice President, the Treasurer or by whoever else shall be designated for that purpose by vote of the Trustees, and need not bear the seal of the Trust.

ARTICLE 9
Issuance of Shares and Share Certificates

9.1 Sale of Shares. Except as otherwise determined by the Trustees, the Trust will issue and sell for cash or securities from time to time, full and fractional shares of its shares of beneficial interest, such shares to be issued and sold at a price of not less than the par value per share, if any, and not less than the net asset value per share as from time to time determined in accordance with the Declaration of Trust and, in the case of fractional shares, at a proportionate reduction in such price. In the case of shares sold for securities, such securities shall be valued in accordance with the provisions for determining the value of the assets of the Trust as stated in the Declaration of Trust. The officers of the Trust are severally authorized to take all such actions as may be necessary or desirable to carry out this Section 9.1.

9.2 Share Certificates. In lieu of issuing certificates for shares, the Trustees or the transfer agent may either issue receipts therefor or may keep accounts upon the books of the Trust for the record holders of such shares, who shall in either case be deemed, for all purposes hereunder, to be the holders of certificates for such shares as if they had accepted such certificates and shall be held to have expressly assented and agreed to the terms hereof.

The Trustees may at any time authorize the issuance of share certificates. In that event, each shareholder shall be entitled to a certificate stating the number of shares of each class owned by him, in such form as shall be prescribed from time to time by the Trustees. Such certificate shall be signed by the President or a Vice President and by the Treasurer, a Deputy Treasurer or an Assistant Treasurer. Such signatures may be facsimile if the certificate is signed by a transfer agent or by a registrar. In case any officer who has signed or whose facsimile signature has been placed on such certificate shall cease to be such officer before such certificate is issued, it may be issued by the Trust with the same effect as if he were such officer at the time of its issue.

9.3 Loss of Certificates. The transfer agent of the Trust, with the approval of any two officers of the Trust, is authorized to issue and countersign replacement certificates for the shares of the Trust which have been lost, stolen or destroyed upon (i) receipt of an affidavit or affidavits of loss or non-receipt and of an indemnity agreement executed by the registered holder or his legal representative and supported by an open penalty surety bond, said agreement and said bond in all cases to be in form and content satisfactory to and approved by the President or the Treasurer, or (ii) receipt of such other documents as may be approved by the Trustees.

9.4 Issuance of New Certificate to Pledgee. A pledgee of shares transferred as collateral security shall be entitled to a new certificate if the instrument of transfer substantially describes the debt or duty that is intended to be secured thereby. Such new certificate shall express on its face that it is held as collateral security, and the name of the pledgor shall be stated thereon, who alone shall be liable as a shareholder and entitled to vote thereon.

9.5 Discontinuance of Issuance of Certificates. The Trustees may at any time discontinue the issuance of share certificates and may, by written notice to each shareholder, require the surrender of share certificates to the Trust for cancellation. Such surrender and cancellation shall not affect the ownership of shares in the Trust.

ARTICLE 10
Shareholders

10.1 Meetings. A meeting of the shareholders shall be called by a majority of the Trustees or by the Secretary or other officer or officers as authorized by the Trustees whenever ordered to do so by a majority of Trustees. Meetings shall also be called by order of the Trustees at the request of shareholders if and to the extent provided by the Declaration of Trust or by applicable law. The Trustees shall determine, or may authorize the officers of the Trust to determine, the date, time and place for any meeting of shareholders, which place may be within or without the Commonwealth of Massachusetts, or any adjournment(s) or postponement(s) thereof. Any meeting so called may be postponed by the Trustees prior to the meeting with notice to the shareholders entitled to vote at that meeting.

10.2 Record Dates. For the purpose of determining the shareholders of any class or series of shares of the Trust who are entitled to vote or act at any meeting or any adjournment(s) or postponement(s) thereof, or who are entitled to receive payment of any dividend or of any other distribution, the Trustees may from time to time fix a time, or may authorize an officer to fix a time, which shall be not more than 90 days before the date of any meeting of shareholders or the date of payment of any dividend or of any other distribution, as the record date for determining the shareholders of such class or series having the right to notice of and to vote at such meeting and any adjournment(s) or postponement(s) thereof or the right to receive such dividend or distribution, and in such case only shareholders of record on such record date shall have such right notwithstanding any transfer of shares on the books of the Trust after the record date; or without fixing such record date the Trustees may for any such purposes close the register or transfer books for all or any part of such period.

10.3 Proxies. The placing of a shareholder’s name on a proxy pursuant to telephonic or electronically transmitted instructions obtained pursuant to procedures reasonably designed to verify that such instructions have been authorized by such shareholder shall constitute execution of such proxy by or on behalf of such shareholder.

10.4 Notice; No Ballot. Notice of a meeting need not be given to any shareholder who attends the meeting without protesting prior thereto or at its commencement the lack of notice to such shareholder. No ballot shall be required for any election unless required by a shareholder present or represented at the meeting and entitled to vote in such election.

10.5 Adjournment. Any meeting of shareholders may, by action of the chairman of the meeting, be adjourned from time to time without notice other than announcement at the meeting at which the adjournment is taken with respect to one or more matters to be considered at such meeting to a designated time and place within a reasonable time after the date set for the original meeting, whether or not a quorum is present with respect to such matter; upon motion of the chairman of the meeting, the question of adjournment may be (but is not required by these Bylaws to be) submitted to a vote of the shareholders entitled to vote on the matter for which adjournment is to be taken, and in that case, any adjournment with respect to one or more matters must be approved by the vote of holders of a majority of the shares voting on the question of adjournment, whether or not a quorum is present with respect to such matter or matters, and, if approved, such adjournment shall take place without further notice other than announcement at the meeting at which the adjournment is taken. Unless a proxy is otherwise limited in this regard, any shares present and entitled to vote at a meeting may, at the discretion of the proxies named therein, be voted in favor of such an adjournment.

10.6 Conduct of Meetings. If no Chairperson or Co-Chairperson or the President is present, a meeting of shareholders shall be presided over by another Trustee or officer designated by the Chairperson or Co-Chairpersons, or if there is no such designee present at the meeting, then by the most senior officer of the Trust present at the meeting and such person shall be deemed for all purposes the chairman of the meeting. The chairman of the meeting shall determine the order of business of the meeting and may prescribe such rules, regulations and procedures and take such actions as, in the discretion of such chairman, are appropriate for the proper conduct of the meeting. For any matter to be properly before any meeting of shareholders, the matter must be specifically identified in the notice of meeting given by or at the direction of a majority of the Trustees then in office or otherwise brought before the meeting by or at the direction of the chairman of the meeting, in the chairman’s sole direction. Except as otherwise provided by applicable law, only matters proposed by the Trustees may be included in the Trust’s proxy materials. The Trustees may from time to time in their discretion provide for procedures by which shareholders may, prior to any meeting at which Trustees are to be elected, submit the names of potential candidates for Trustee, to be considered by the Trustees, or any proper committee thereof. At all meetings of shareholders, unless voting is conducted by inspectors, all questions relating to the qualification of voters and the validity of proxies and the acceptance or rejection of votes shall be decided by the chairman of the meeting. Unless otherwise determined by the chairman of the meeting, meetings shall not be required to be held in accordance with the rules of parliamentary procedure.

ARTICLE 11
Amendments to the Bylaws

11.1 General. These Bylaws may be amended or repealed, in whole or in part, by a majority of the Trustees then in office at any meeting of the Trustees, or by one or more writings signed by such a majority.

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